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Pricing Supplement No. 17 dated September 26, 1997          Rule 424(b)(3)
(To Prospectus dated July  8, 1996 and                      File No. 333-05701
Prospectus Supplement dated August 7, 1997)


                                ADVANTA CORP.
                   VALUE NOTES (SM), SERIES A - FIXED RATE

================================================================================
Cusip No.: 00757GAS8                                  Interest Rate: 7.10%
Aggregate Principal Amount: $20,000.00                Maturity Date:  10/02/2000
Total Agents' Discount or Commission: $200.00         Issue Date:  10/01/97
Net Proceeds to Issuer:  $19,800.00                   Trade Date:  9/26/97
================================================================================

-------------------------------------------------------------------------------------------------
                                                              Agent's Discount      Net Proceeds
              Name of Agent                Principal Amount    or Commission         to Issuer
-------------------------------------------------------------------------------------------------
 Sage Rutty & Co.                             $20,000.00          $200.00            $19,800.00
-------------------------------------------------------------------------------------------------

Interest Payment Dates: November 15, 1997 and the 15th day of each succeeding calendar month thereafter through and including September 15, 2000 and on the Maturity Date.

Day Count Convention:

         [X]     30/360 for the period from 10/01/97 to 10/01/2000

Redemption:

         [X]     The Notes cannot be redeemed prior to the Stated Maturity
                 Date.

         [ ] The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
                 Initial Redemption Percentage:
                 Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the principal amount.

Form:    [X]     Book Entry

Agent acting in the capacity as indicated below:

         [X]     Agent                                      [ ]     Principal

If as Principal:

         [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         [ ] The Notes are being offered at a fixed initial public offering price of____% of principal amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.





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[ ]      Other Provisions:


[ ]      PaineWebber Incorporated

                 [ ]      Legg Mason Wood Walker, Incorporated

                                                        [X]     Sage Rutty & Co.